Exhibit 18.1

EXHIBIT TO THE SEPTEMBER 30, 2010 FORM 10-Q OF
DYNAMICS RESEARCH CORPORATION

November 3, 2010

Board of Directors
Dynamics Research Corporation
Two Tech Drive
Andover, MA 01810

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to Dynamics Research Corporation and Subsidiaries (the "Company") Form 10-Q filing pursuant to Item 601 of Regulation S-K.

As stated in Note 5 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, the Company changed the date of its annual goodwill impairment test from December 31 to November 30. Note 5 also states management’s belief that the change in accounting principle is preferable in the circumstances because it better aligns the timing of the Company’s long-range planning with this test and allows them more time to accurately complete the impairment testing process prior to its yearend close.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.

We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2009. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America

Very truly yours,

/s/ Grant Thornton LLP